LETTER AGREEMENT

AMG GW&K Securitized Bond SMA Shares

Investment Management Agreement

June 4, 2025

AMG Funds LLC

680 Washington Boulevard, Suite 500

Stamford, CT 06901

Attn: Keitha L. Kinne, Chief Operating Officer

Re:

Investment Management Agreement between AMG Funds LLC (formerly The Managers Funds LLC) (the “Adviser”) and AMG Funds (formerly Managers AMG Funds) (the “Trust”), dated as of October 19, 1999, and as amended from time to time (the “Investment Management Agreement”)

Ladies and Gentlemen:

Pursuant to Section 1(b) of the Investment Management Agreement, the Trust hereby notifies you that it is establishing a new series to be named AMG GW&K Securitized Bond SMA Shares (the “New Fund”), and that the Trust desires to retain the Adviser to provide management and investment advisory services with respect to the New Fund pursuant to the terms and conditions of the Investment Management Agreement. Attached as Appendix A is an addendum to Schedule A to the Investment Management Agreement.

Please acknowledge your agreement to provide such management and investment advisory services to the New Fund by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

AMG Funds

By:
	Name:	Thomas Disbrow
	Title:	Treasurer, Chief Financial Officer and Principal Financial Officer

ACKNOWLEDGED AND ACCEPTED

AMG Funds LLC

By:
Name: Keitha L. Kinne
Title: Chief Operating Officer
Date: June 4, 2025

Appendix A

ADDENDUM TO

SCHEDULE A

AMG GW&K Securitized Bond SMA Shares

Advisory Fees pursuant to Section 2(a)

Fund	Fee Rate
AMG GW&K Securitized Bond SMA Shares	0.00	%*

*

The Trust shall not pay any fee to the Adviser under this Agreement with respect to AMG GW&K Securitized Bond SMA Shares. The Adviser acknowledges and agrees that AMG GW&K Securitized Bond SMA Shares is an integral part of separately managed account programs, and that the Adviser or an affiliate of the Adviser will be compensated directly or indirectly by separately managed account sponsors or program participants for services rendered hereunder. The Adviser acknowledges and agrees that such compensation is sufficient consideration hereunder.